EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements No. 333-117956 and 333-79391 on Forms

S-8 of HopFed Bancorp, Inc. and subsidiaries of our report dated March 28, 2008, relating to the consolidated balance sheets of HopFed Bancorp, Inc., and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 Annual Report on Form 10-K of HopFed Bancorp, Inc

/s/ Rayburn, Bates & Fitzgerald, P.C.

Brentwood, Tennessee
Date: March 28, 2008